Amendment 1 to
Appendix A
of Amended Operating Expenses Limitation Agreement

Fund	Operating Expense Limit
Jubak Global Equity Fund	1.50 (effective October 1, 2013)

INVESTMENT MANAGERS SERIES TRUST		JUBAK ASSET MANAGEMENT, LLC

By:		By:
Print Name:	Rita Dam	Print Name:
Title:	Treasurer	Title: